First Quarter 2021 Results & Estimated Value Per Share Update Presentation May 19, 2021 1 Phillips Edison & Company, Inc. (“PECO”), an internally- managed REIT, is one of the nation’s largest owners and operators of omni-channel grocery-anchored neighborhood shopping centers.

www.PhillipsEdison.com/Investors 2 Prepared Remarks Jeff Edison - Chairman and CEO Q1 2021 Highlights Estimated Value Per Share Update Portfolio Overview John Caulfield - CFO Financial Results Balance Sheet Jeff Edison - Chairman and CEO Historical Performance Proxy Update Our Agenda

www.PhillipsEdison.com/Investors 3 Forward Looking Statements Certain statements contained in this presentation for Phillips Edison & Company, Inc. (the “Company,” or “PECO”) other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995 (collectively with the Securities Act and the Exchange Act, the “Acts”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in the Acts. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “possible,” “initiatives,” “focus,” “seek,” “objective,” “goal,” “strategy,” “plan,” “potential,” “potentially,” “preparing,” “projected,” “future,” “long-term,” “once,” “should,” “could,” “would,” “might,” “uncertainty,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Such statements include, but are not limited to: (1) statements about our plans, strategies, initiatives, and prospects; (2) statements about the COVID-19 pandemic, including its duration and potential or expected impact on our tenants, our business, and our view on forward trends; and (3) statements about our future results of operations, capital expenditures, and liquidity. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation: (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, shopping centers similar to those in our portfolio; (iii) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (iv) competition from other available shopping centers and the attractiveness of shopping centers in our portfolio to our tenants or prospective tenants; (v) the financial stability of our tenants, including, without limitation, their ability to pay rent; (vi) our ability to pay down, refinance, restructure, or extend our indebtedness as it becomes due; (vii) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (viii) the economic, political, and social impact of, and uncertainty relating to, the COVID-19 pandemic, including (a) the measures taken by federal, state, and local government agencies and tenants in response to the COVID-19 pandemic, including mandatory business shutdowns, “stay-at-home” orders, and social distancing guidelines; the duration of any such measures; and the extent to which the revenues of our tenants recover following the lifting of such restrictions, (b) the effectiveness or lack of effectiveness of governmental relief in providing assistance to individuals and businesses adversely impacted by the COVID-19 pandemic, including our tenants, (c) the effects of the COVID-19 pandemic on the demand for consumer goods and services and levels of consumer confidence in the safety of visiting shopping centers as a result of the COVID-19 pandemic, (d) the impact of the COVID-19 pandemic on our tenants and their ability and willingness to renew their leases upon expiration, (e) our ability to re-lease our properties on the same or better terms, or at all, in the event of non-renewal or in the event we exercise our right to replace an existing tenant, (f) the loss or bankruptcy of our tenants, particularly in light of the adverse impact to the financial health of many retailers and service providers that has occurred and continues to occur as a result of the COVID-19 pandemic, (g) the pace of recovery following the COVID-19 pandemic given the current severe economic contraction and increase in unemployment rates, (h) to the extent we were and are seeking to dispose of properties in the near term, significantly greater uncertainty regarding our ability to do so at attractive prices or at all, and (i) our ability to implement cost containment strategies; (ix) potential liability for environmental matters; (x) damage to our properties from catastrophic weather and other natural events, and the physical effects of climate change; (xi) our ability and willingness to maintain our qualification as a REIT in light of economic, market, legal, tax, and other considerations; (xii) changes in tax, real estate, environmental, and zoning laws; (xiii) information technology security breaches; (xiv) our corporate responsibility initiatives; (xv) loss of our key executives; and (xvi) additional factors described in any of the other risks included in the Company’s Securities and Exchange Commission (“SEC”) filings. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods. See “Part I, Item 1A. Risk Factors” of our 2020 Annual Report on Form 10-K, filed with the SEC on March 12, 2021, and our subsequent filings with the SEC (including our Quarterly Report on Form 10-Q filed with the SEC on May 4, 2021) for a discussion of some of the risks and uncertainties, although not all of the risks and uncertainties, that could cause actual results to differ materially from those presented in the Company’s forward-looking statements. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statements contained in this presentation. Should one or more of the risks or uncertainties described above or elsewhere in this presentation occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this presentation. All forward-looking statements, expressed or implied, included in this presentation are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on their behalf may issue.

www.PhillipsEdison.com/Investors 4 • Leased portfolio occupancy totaled 94.8%, an increase from 94.7% at December 31, 2020 • Rent and recovery collections totaled over 95% of monthly billings for the quarter • As of March 31, 2021, 100% of our occupied spaces were open for business • Executed a record 316 leases (new, renewal, and options) totaling a record 1.4 million square feet • Comparable new lease spreads were 12.4% and comparable renewal lease spreads were 8.0% NOI = Net Operating Income. FFO = Funds From Operations. ABR = Annualized Base Rent. *See Appendix for full reconciliation of Net Income to Same-center NOI, FFO, and Core FFO Q1 2021 Highlights $0.1 million NET INCOME (0.9)% SAME-CENTER NOI PERFORMANCE vs Q1 2020 $63.6 million CORE FFO $0.20 CORE FFO PER DILUTED SHARE

www.PhillipsEdison.com/Investors 5 Please note that the EVPS is not intended to represent an enterprise, trading, or liquidation value of PECO. It is important to remember that the EVPS may not reflect the amount you would obtain if you were to sell your shares or if we liquidated our assets. Further, the EVPS is as of a moment in time, and the value of our shares and assets may change over time as a result of several factors including, but not limited to, future acquisitions or dispositions, other developments related to individual assets, changes in the real estate and capital markets, the duration and full effects from the COVID-19 pandemic, and the pace of the economic recovery, and we do not undertake to update the EVPS to account for any such events. You should not rely on the EVPS as being an accurate measure of the then-current value of your shares in making a decision to buy or sell your shares, including whether to participate in our dividend reinvestment plan or our share repurchase program. For a description of the methodology and assumptions used to determine the EVPS, see our Form 10-Q for the quarter ended March 31, 2021 filed with the SEC. • Duff & Phelps, an independent third-party valuation firm, produced an EVPS range of $9.87 to $11.22 as of March 31, 2021 • The PECO Board of Directors increased its EVPS to $10.55 on April 29, 2021 ◦ 5.5% above the original offering price of $10.00 per share ◦ 20.6% above the previous EVPS of $8.75 • Primary drivers for the increase in EVPS: ◦ Significantly improved outlook for retail shopping centers ◦ Enhanced discount rates resulting from a more stable economic environment ◦ The 4% decrease in share count resulting from our Q4 2020 tender offer Board Increases Estimated Value Per Share to $10.55

# Constructive Environment and Improved Economic Backdrop

PHILLIPS EDISON & COMPANY

## MICRO

- Our Neighbors, particularly our grocers, have demonstrated strong resilience throughout the difficult economic conditions caused by the COVID-19 pandemic
- Foot traffic for March 2021 was 104% compared to the average monthly levels during 2019
- Leased occupancy increased to 94.8% at March 31, 2021, from 94.7% at December 31, 2020
- Robust leasing velocity continues - strong activity in Q1 2021
- Progress toward the economy reopening and continued recovery

## MACRO

- Positive population trends in the Sun Belt states[1]
- Population shift from urban to non-urban and suburban areas
- Increase in work-from-home initiatives
- Increase in "shop local" trends
- Retailer evolution to omni-channel
  - BOPIS (buy online, pick-up in store)
  - Last mile delivery
- Certain mall tenants relocating to more convenient outdoor shopping center spaces

1. Alabama, Arizona, California, Florida, Georgia, Louisiana, Mississippi, Nevada, New Mexico, South Carolina, Tennessee, and Texas.

www.PhillipsEdison.com/Investors 6

www.PhillipsEdison.com/Investors 7 Portfolio Overview

www.PhillipsEdison.com/Investors 8 Our national footprint of 278 wholly-owned shopping centers in 31 states is complemented by our local market expertise. 96.4% GROCERY-ANCHORED 31.3 million SQUARE FEET OF GLA 94.8% TOTAL LEASED OCCUPANCY 89.8% INLINE OCCUPANCY $13.06 / sq ft TOTAL PORTFOLIO ABR* $20.84 / sq ft TOTAL INLINE ABR* $68,100 AVERAGE 3-MILE HOUSEHOLD INCOME 61,000 AVERAGE 3-MILE POPULATION 75.9% RENT FROM GROCER, NATIONAL & REGIONAL NEIGHBORS* All Statistics as of March 31, 2021. *Includes wholly-owned properties and pro rata ownership through joint ventures. Top 5 markets presented by percentage of annualized base rent (“ABR”) which equals monthly contractual rent as of March 31, 2021, multiplied by 12 months. GLA = Gross Leasable Area TOP 5 MARKETS: ATLANTA, CHICAGO, DALLAS, MINNEAPOLIS, DENVER PECO’s National Portfolio

www.PhillipsEdison.com/Investors 9 6.6% 5.6% 4.4% 4.3% 2.3% Diversified Necessity- and Service-Based Neighbors TOP 5 GROCERY ANCHORS AND % OF TOTAL ABR* TOP 5 INLINE NEIGHBORS AND % OF INLINE ABR* *Includes wholly-owned properties and pro rata ownership through joint ventures. 1.4% 1.3% 1.0% 0.9% 0.9%

www.PhillipsEdison.com/Investors 10 Q1 2021 LEASES EXECUTED AND SQUARE FEET LEASED WERE BOTH RECORDS 1,121 1,445 Square Feet (in thousands) 214 316 Leases Executed First Quarter Leasing Activity Comparable Combined Leasing Spreads* *Comparable leasing spreads compare the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past twelve months. 2020 2021 12.4% 8.0% 9.3% Q1 2021 Leasing Activity Illustrates Demand for Our Brick-and-Mortar Real Estate Q1 2021 New Leases Signed New Renewal Combined

www.PhillipsEdison.com/Investors 11 Financials

www.PhillipsEdison.com/Investors 12 Collections - Q1 2021 Results 1. Including collections received through April 20, 2021. 95% Q1 2021 95% 96% Q4 2020 94% 96% Q3 2020 86% 93% Q2 2020 Rent and Recoveries Collected As a % of monthly billings Originally Reported Current(1) • As of March 31, 2021, 100% of our occupied Neighbor spaces were open for business • The necessity-based nature of our Neighbors allowed them to stay open, generate revenue, and pay rent during the pandemic • We continue to work with our Neighbors to collect rent and recoverable expenses for past billing periods

# Same-Center NOI(1) - Q1 2021 Results

PHILLIPS EDISON & COMPANY

| (dollars in thousands) | Three Months Ended March 31, 2021 | Three Months Ended March 31, 2020 | Favorable (Unfavorable) $ Change | Favorable (Unfavorable) % Change |
|---|---|---|---|---|
| Revenues: | | | | |
| Rental income[2] | $ 92,641 | $ 93,322 | $ (681) | (0.7)% |
| Tenant recovery income | 31,072 | 31,265 | (193) | (0.6)% |
| Reserves for uncollectibility[3] | (1,731) | (2,510) | 779 | (31.0)% |
| Other property income | 469 | 871 | (402) | (46.2)% |
| Total revenues | 122,451 | 122,948 | (497) | (0.4)% |
| Operating expenses: | | | | |
| Property operating expenses | 19,501 | 18,410 | (1,091) | (5.9)% |
| Real estate taxes | 16,431 | 17,241 | 810 | 4.7 % |
| Total operating expenses | 35,932 | 35,651 | (281) | (0.8)% |
| **Total Same-Center NOI** | **$ 86,519** | **$ 87,297** | **$ (778)** | **(0.9)%** |

(1) Same-Center NOI represents the NOI for the 274 same-center properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. For additional information, see the Company's reconciliation from Net Income to NOI for real estate investments and Same-Center NOI in the appendix of this presentation.

(2) Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.

(3) Includes billings that will not be recognized as revenue until cash is collected or the Neighbor resumes regular payments and/or is considered creditworthy.

* See Appendix for a complete reconciliation of Same-Center NOI

www.PhillipsEdison.com/Investors 13

www.PhillipsEdison.com/Investors 14 Three Months Ended March 31, Favorable (Unfavorable) (dollars in thousands, except per share amounts) 2021 2020 $ Change % Change Net income $ 117 $ 11,199 $ (11,082) (99.0) % Adjustments(1) 44,863 57,048 (12,185) (21.4) % FFO attributable to stockholders and OP unit holders* 44,980 68,247 (23,267) (34.1) % Adjustments(2) 18,578 (8,005) 26,583 NM Core FFO* $ 63,558 $ 60,242 $ 3,316 5.5 % Diluted FFO attributable to stockholders and OP unit holders/share $ 0.14 $ 0.20 $ (0.06) (30.0) % Diluted Core FFO/share $ 0.20 $ 0.18 $ 0.02 11.1% (1) Adjustments include depreciation and amortization of real estate assets, adjustments for impairment losses on depreciable real estate, net gain/loss on disposal of property, and adjustments related to unconsolidated joint ventures. (2) Adjustments include depreciation and amortization of corporate assets, change in fair value of earn-out liability, amortization of unconsolidated joint venture basis differences, net loss on extinguishment of debt, and transaction and acquisition expenses. * See Appendix for a complete reconciliation of Net Income to FFO and Core FFO Core FFO - Q1 2021 Results

# Debt Profile and Maturity Ladder

PHILLIPS EDISON & COMPANY

**7.4x**

NET DEBT TO ADJUSTED EBITDAre[(1)]

**3.0%**

WEIGHTED-AVERAGE INTEREST RATE

**3.8**

WEIGHTED-AVERAGE YEARS TO MATURITY[(2)]

**69.8%**

FIXED RATE DEBT

**$490M**

APPROXIMATE AVAILABILITY REMAINING ON $500M LINE OF CREDIT[(3)]



600
400
200
$ (Millions)
2021
2022
2023
2024
2025
2026
2027
2028
2029
There-after
Secured Property Debt
Unsecured Term Loans

Note: Data as of March 31, 2021 (unless otherwise noted).

(1) Net debt is calculated as the Company's total debt, excluding market adjustments and deferred financing expenses, of $2,322.1 million and $2,345.6 million, less cash and cash equivalents of $20.7 million and $105.0 million, in each case inclusive of the Company's prorated portion of such amounts held through joint ventures as of March 31, 2021 and December 31, 2020, respectively. Adjusted EBITDAre is based on a trailing twelve month period. See our reconciliation from Net Income (Loss) to Adjusted EBITDAre in the appendix of this presentation.

(2) Excludes any extension options available.

(3) Availability reduced by outstanding letters of credit.

www.PhillipsEdison.com/Investors 15

www.PhillipsEdison.com/Investors 16 Investment Performance

www.PhillipsEdison.com/Investors 17 $10.00 $10.00 $10.00 $10.00 $10.00 $10.20 $10.20 $11.00 $11.05 $11.10 $8.75 $10.55 $0.54 $1.21 $1.88 $2.55 $3.22 $3.89 $4.11 $4.22 $0.05 $0.70 $1.35 $2.02 $2.69 $3.36 $4.03 $4.70 $5.37 $6.04 $6.26 $6.37 ‘10 ‘11 ‘12 ‘13 ‘14 ‘15 ‘16 ‘17 ‘18 ‘19 ‘20 ‘21 YTD 1. Chart reflects cumulative distributions paid to stockholders who participated in the Phillips Edison Grocery Center REIT I, Inc. public offering. As of March 31, 2021, Phillips Edison & Company, Inc. and Phillips Edison Grocery Center REIT II, Inc. have paid a cumulative $1.3 billion in distributions. Distributions(1) and Estimated Value Per Share Total Cash Distributions Made to First Shares Purchased in Initial PECO Offering Total Cash Distributions Made to Last Shares Purchased in Initial PECO Offering Estimated Value per Share

www.PhillipsEdison.com/Investors 18 Company & Stockholder Alignment • In 2017, we merged with our external advisor to become a fully internally- managed REIT • No asset management fees, or any other management fees, are being paid to a third- party • Management is collectively PECO’s largest shareholder, owning approximately 8% of the Company • Every PECO associate becomes a stockholder after their first year as a full-time employee • Our associates are encouraged and incentivized to “think like owners” INTERNAL MANAGEMENT STRUCTURE PECO MANAGEMENT OWNERSHIP EMPLOYEE OWNERSHIP

www.PhillipsEdison.com/Investors 19 VOTE BY INTERNET - We will be emailing investors Visit www.proxyvote.com/peco - Follow the instructions to obtain your records and vote online. VOTE BY PHONE - We will be calling for votes 1-800-690-6903 (with control number*) 1-855-835-8312 (without control number) * Please have your proxy card and control number in hand when you call and then follow the instructions. VOTE BY MAIL - Investors received the proxy in the mail Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. Questions on the Proposals? Call 833-347-5717 PLEASE VOTE YOUR PROXY TODAY Board of Directors PROPOSAL #1 Executive Compensation Plan PROPOSAL #2 Amendment to 2020 Omnibus Plan PROPOSAL #3 Charter Amendment - Six-Month Non-Listed Period PROPOSAL #4 Ratification of Deloitte as Auditors PROPOSAL #5

www.PhillipsEdison.com/Investors 20 Thank you for joining us! INVESTORRELATIONS@PHILLIPSEDISON.COM WWW.PHILLIPSEDISON.COM/INVESTORS INVESTORS AND NIGO SERVICING: (888) 518-8073 PECO ADVISOR SERVICES: (833) 347-5717 PECO uses, and intends to continue to use, its Investors website, which can be found at www.PhillipsEdison.com/investors, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

www.PhillipsEdison.com/Investors 21 Appendix

www.PhillipsEdison.com/Investors 22 Same-Center NOI The Company presents Same-Center NOI as a supplemental measure of its performance. The Company defines NOI as total operating revenues, adjusted to exclude non-cash revenue items, less property operating expenses and real estate taxes. For the three months ended March 31, 2021 and 2020, Same-Center NOI represents the NOI for the 274 properties that were wholly-owned and operational for the entire portion of both comparable reporting periods. The Company believes Same-Center NOI provides useful information to its investors about the Company’s financial and operating performance because it provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income (loss). Because Same-Center NOI excludes the change in NOI from properties acquired or disposed of after December 31, 2019, it highlights operating trends such as occupancy levels, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, the Company’s Same-Center NOI may not be comparable to other REITs. Same-Center NOI should not be viewed as an alternative measure of the Company’s financial performance as it does not reflect the operations of its entire portfolio, nor does it reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income (expense), or the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company’s properties that could materially impact its results from operations. Non-GAAP Measures

www.PhillipsEdison.com/Investors 23 Below is a reconciliation of Net Income to NOI for real estate investments and Same-Center NOI (in thousands): Three Months Ended March 31, 2021 2020 Net income $ 117 $ 11,199 Adjusted to exclude: Fees and management income (2,286) (2,165) Straight-line rental income(1) (1,422) (2,312) Net amortization of above- and below-market leases (838) (788) Lease buyout income (797) (94) General and administrative expenses 9,341 10,740 Depreciation and amortization 55,341 56,227 Impairment of real estate assets 5,000 — Interest expense, net 20,063 22,775 (Gain) loss on disposal of property, net (13,841) 1,577 Other expense (income), net 15,585 (9,869) Property operating expenses related to fees and management income 816 646 NOI for real estate investments 87,079 87,936 Less: Non-same-center NOI(2) (560) (639) Total Same-Center NOI $ 86,519 $ 87,297 (1) Includes straight-line rent adjustments for Neighbors for whom revenue is being recorded on a cash basis. (2) Includes operating revenues and expenses from non-same-center properties which includes properties acquired or sold and corporate activities. Non-GAAP Measures

www.PhillipsEdison.com/Investors 24 Funds from Operations and Core Funds from Operations FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“Nareit”) defines FFO as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property and gains (or losses) from change in control, plus depreciation and amortization related to real estate, and after adjustments for impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company calculates FFO Attributable to Stockholders and OP Unit Holders in a manner consistent with the Nareit definition. Core FFO is an additional performance financial measure used by the Company as FFO includes certain non-comparable items that affect the Company’s performance over time. The Company believes that Core FFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. The Company believes it is more reflective of its core operating performance and provides an additional measure to compare its performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss). To arrive at Core FFO, the Company adjusts FFO attributable to stockholders and OP unit holders to exclude certain recurring and non-recurring items including, but not limited to, depreciation and amortization of corporate assets, changes in the fair value of the earn-out liability, amortization of unconsolidated joint venture basis differences, gains or losses on the extinguishment or modification of debt, other impairment charges, and transaction and acquisition expenses. FFO, FFO Attributable to Stockholders and OP Unit Holders, and Core FFO should not be considered alternatives to net income (loss) under GAAP, as an indication of the Company’s liquidity, nor as an indication of funds available to cover the Company’s cash needs, including its ability to fund distributions. Core FFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate its business plan in the manner currently contemplated. Accordingly, FFO, FFO Attributable to Stockholders and OP Unit Holders, and Core FFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. The Company’s FFO, FFO Attributable to Stockholders and OP Unit Holders, and Core FFO, as presented, may not be comparable to amounts calculated by other REITs. Non-GAAP Measures

www.PhillipsEdison.com/Investors 25 The table below presents the Company’s calculation of FFO, FFO Attributable to Stockholders and OP Unit Holders, and Core FFO and provides additional information related to its operations (in thousands, except per share amounts): Three Months Ended March 31, 2021 2020 Calculation of FFO Attributable to Stockholders and OP Unit Holders       Net income $ 117 $ 11,199 Adjustments: Depreciation and amortization of real estate assets 54,341 54,817 Impairment of real estate assets 5,000 — (Gain) loss on disposal of property, net (13,841) 1,577 Adjustments related to unconsolidated joint ventures (637) 654 FFO attributable to stockholders and OP unit holders 44,980 68,247 Calculation of Core FFO       FFO attributable to stockholders and OP unit holders $ 44,980 $ 68,247 Adjustments:       Depreciation and amortization of corporate assets 1,000 1,410 Change in fair value of earn-out liability 16,000 (10,000) Amortization of unconsolidated joint venture basis differences 746 467 Loss on extinguishment of debt, net 691 73 Transaction and acquisition expenses 141 45 Core FFO $ 63,558 $ 60,242 FFO Attributable to Stockholders and OP Unit Holders/Core FFO per Share Weighted-average common shares outstanding - diluted 320,985 333,228 FFO attributable to stockholders and OP unit holders per share - diluted $ 0.14 $ 0.20 Core FFO per share - diluted $ 0.20 $ 0.18 Non-GAAP Measures

www.PhillipsEdison.com/Investors 26 Earnings Before Interest, Taxes, Depreciation, and Amortization for Real Estate (“EBITDAre”) and Adjusted EBITDAre Nareit defines EBITDAre as net income (loss) computed in accordance with GAAP before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) gains or losses from disposition of depreciable property, and (v) impairment write-downs of depreciable property. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDAre on the same basis. Adjusted EBITDAre is an additional performance measure used by the Company as EBITDAre includes certain non-comparable items that affect the Company’s performance over time. To arrive at Adjusted EBITDAre, the Company excludes certain recurring and non-recurring items from EBITDAre, including, but not limited to: (i) changes in the fair value of the earn-out liability; (ii) other impairment charges; (iii) amortization of basis differences in the Company’s investments in its unconsolidated joint ventures; and (iv) transaction and acquisition expenses. The Company has included the calculation of EBITDAre to better align with publicly traded REITs. The Company uses EBITDAre and Adjusted EBITDAre as additional measures of operating performance which allow the Company to compare earnings independent of capital structure, determine debt service and fixed cost coverage, and measure enterprise value. Additionally, the Company believes they are a useful indicator of the Company’s ability to support its debt obligations. EBITDAre and Adjusted EBITDAre should not be considered as alternatives to net income (loss), as an indication of the Company’s liquidity, nor as an indication of funds available to cover the Company’s cash needs, including its ability to fund distributions. Accordingly, EBITDAre and Adjusted EBITDAre should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. The Company’s EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to amounts calculated by other REITs. Non-GAAP Measures

www.PhillipsEdison.com/Investors 27 The following table presents the Company’s calculation of EBITDAre and Adjusted EBITDAre and provides additional information related to its operations (in thousands): Three Months Ended March 31, Year Ended December 31, 2021 2020 2020 Calculation of EBITDAre          Net income $ 117 $ 11,199 $ 5,462 Adjustments: Depreciation and amortization 55,341 56,227 224,679 Interest expense, net 20,063 22,775 85,303 (Gain) loss on disposal of property, net (13,841) 1,577 (6,494) Impairment of real estate assets 5,000 — 2,423 Federal, state, and local tax expense 166 29 491 Adjustments related to unconsolidated joint ventures 1,132 1,177 3,355 EBITDAre $ 67,978 $ 92,984 $ 315,219 Calculation of Adjusted EBITDAre          EBITDAre $ 67,978 $ 92,984 $ 315,219 Adjustments:          Change in fair value of earn-out liability 16,000 (10,000) (10,000) Other impairment charges — — 359 Amortization of unconsolidated joint venture basis differences 746 467 1,883 Transaction and acquisition expenses 141 45 539 Adjusted EBITDAre $ 84,865 $ 83,496 $ 308,000 Non-GAAP Measures